Exhibit 99.1

FOR IMMEDIATE RELEASE

May 2, 2012

NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS

FIRST QUARTER PERFORMANCE

•	Net income of $10.7 million, or $1.11 per share

•	Lower energy consumption, due to significantly warmer temperatures, resulted in a quarter-over-quarter reduction in net income of $2.4 million, or $0.25 per share

•	Additional margins generated from natural gas expansions on the Delmarva Peninsula and in Florida added $659,000 to net income, or $0.07 per share

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for the first quarter of 2012. The Company’s net income for the quarter ended March 31, 2012 was $10.7 million, or $1.11 per share, a decrease of $3.0 million, or $0.32 per share, compared to the same quarter in 2011. This represents a 22 percent decrease in quarter-over-quarter net income and earnings per share. $2.4 million ($0.25 per share) of the decrease resulted from lower customer energy consumption directly attributable to a decrease in heating degree-days of 23 percent and 36 percent on the Delmarva Peninsula and in Florida, respectively. The first quarter of 2012 was the warmest first quarter in the past 10 years. Amortization expense associated with the recovery of the acquisition premium and merger-related costs in Florida also reduced net income by $361,000 ($0.04 per share), as further explained in the Financial Summary Highlights section.

“Earnings from all of our energy operations in the first quarter of 2012 reflected the impact of the warmest first quarter in the past 10 years. Despite this quarter’s weather challenge, our businesses made significant progress in pursuing their long-term strategic initiatives,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Growth generated by expansion of natural gas service, thanks to the focused efforts of our employees, continues to create value for our shareholders and customers. Since the beginning of 2011, we have added 12 large commercial and industrial natural gas customers on the Delmarva Peninsula, requiring expansion of our natural gas distribution and transmission systems that increase our earnings and enable future growth. In the latter half of this year, we expect to begin natural gas service in Worcester and Cecil Counties in Maryland. Our Florida team has been identifying opportunities to bring natural gas to new territories and I am pleased to announce that in April, we began natural gas service in Nassau County. Our unregulated businesses are also pursuing opportunities to grow their businesses through new customers, products and services. I am confident that these initiatives, coupled with other opportunities we identify during the year, will generate additional growth in 2012 and beyond.”

The Company’s operating income for the first quarter of 2012 was $20.1 million, a decrease of $4.8 million, compared to the same quarter in 2011. Gross margin decreased by $3.7 million, or seven percent, in the first quarter of 2012, compared to the same quarter in 2011. Lower customer energy consumption directly attributable to warmer temperatures reduced gross margin by $4.0 million. Propane sales to bulk-delivery customers declined beyond the estimated weather impact due to the timing of deliveries, conservation and other factors, which reduced gross margin by $587,000. These decreases in gross margin were partially offset by growth in the natural gas distribution and transmission operations, which included $562,000 in additional gross margin generated from growth in residential, commercial and industrial customers served by the Delmarva and Florida natural gas distribution operations and $553,000 in additional gross margin generated from mainline expansions and new transportation services by the Company’s natural gas transmission subsidiary, Eastern Shore Natural Gas Company (“Eastern Shore”). The Florida propane distribution operation generated additional gross margin of $628,000 from higher retail propane margins per gallon. Other factors affecting the quarter-over-quarter gross margin variance were: (i) a $536,000 decrease in gross margin reported by the propane wholesale marketing subsidiary, Xeron, Inc. (“Xeron”) and (ii) the absence in 2012 of the one-time gain of $575,000 recorded in the first quarter of 2011 related to the proceeds received in an antitrust litigation settlement with a major propane supplier.

Other operating expenses for the first quarter of 2012 were $30.6 million, an increase of $1.1 million, compared to the same quarter in 2011. $588,000 of the increase represented amortization expense related to the recovery of acquisition adjustment and merger-related costs pursuant to the January 2012 order by the Florida Public Service Commission (“Florida PSC”).

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K, as amended, and 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Performance Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on May 4, 2012, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the first quarter ended March 31, 2012. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2012 First Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://www.chpk.com/conferencecalls.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.

For more information, contact:

Beth W. Cooper

Senior Vice President & Chief Financial Officer

302.734.6799

Financial Summary

(in thousands, except per-share and degree-day data)

	First Quarter
Chesapeake and Subsidiaries	2012	2011
Gross Margin (1)
Regulated Energy	$36,624	$36,880
Unregulated Energy	12,163	15,995
Other	1,862	1,443

Total Gross Margin	$50,649	$54,318

Operating Income (Loss)
Regulated Energy	$14,798	$16,233
Unregulated Energy	5,154	8,591
Other	121	15

Total Operating Income	20,073	24,839

Other Income, net of other expenses	196	22
Interest Charges	2,291	2,150
Income Taxes	7,251	8,964

Net Income	$10,727	$13,747

Earnings Per Share of Common Stock
Basic	$1.12	$1.44
Diluted	$1.11	$1.43

Heating Degree-Days — Delmarva Peninsula
Actual	1,880	2,445
10-year average (normal)	2,376	2,376

Heating Degree-Days — Florida
Actual	335	520
10-year average (normal)	559	564

Cooling Degree-Days — Florida
Actual	185	80
10-year average (normal)	67	67

(1)

“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Financial summary highlights for the first quarter ended March 31, 2012

The following information highlights certain key factors contributing to the Company’s results in the current quarter:

•

Lower customer energy consumption directly attributable to warmer weather reduced gross margin by $4.0 million. Propane sales to bulk-delivery customers declined beyond the estimated weather impact due to the timing of deliveries, conservation and other factors, which further reduced gross margin by $587,000.

•	Amortization related to the recovery of the acquisition adjustment and merger-related costs in Florida increased other operating expenses by $588,000.

•	Growth from new natural gas distribution customers generated $562,000 in additional gross margin.

•	New natural gas transportation services generated $553,000 in additional gross margin.

•	Other items affecting the Company’s quarter-over-quarter results included:

•	$628,000 in additional gross margin generated from higher retail propane margins per gallon as a result of the retail pricing levels and market conditions in Florida;

•	A decrease in Xeron’s gross margin of $536,000 as a result of a 34-percent decrease in trading activity;

•

The absence in 2012 of two non-recurring items in the first quarter of 2011: a $575,000 gain for the proceeds received from an antitrust litigation settlement with a major propane supplier, partially offset by severance and pension settlement charges totaling $295,000; and

•	Additional legal costs of $243,000 related to an electric franchise dispute.

Weather and Consumption

Lower customer energy consumption directly attributable to warmer temperatures in the first quarter of 2012, compared to temperatures in the same quarter in 2011, reduced gross margin by $4.0 million. Temperatures on the Delmarva Peninsula and in Florida in the first quarter of 2012 were 23 percent (565 heating degree-days) and 36 percent (185 heating degree-days), respectively, warmer than the same quarter in 2011. Comparing first quarter 2012 temperatures to normal, based on the 10-year historic average of heating degree-days, the weather on the Delmarva Peninsula and in Florida was 21 percent (496 heating degree-days) and 40 percent (224 heating degree-days), respectively, warmer than normal. The Company estimates that this variance reduced gross margin for the first quarter of 2012 by approximately $3.8 million, compared to gross margin under normal temperatures.

During the first quarter of 2012, propane sales to bulk-delivery customers declined beyond the estimated weather impact, which reduced gross margin by $587,000. The timing of bulk deliveries, conservation and other factors contributed to this decline.

Growth

Growth in natural gas distribution customers and new natural gas transportation services generated $562,000 and $553,000, respectively, in additional gross margin. Most of the increase in gross margin from natural gas distribution customer growth was due to the addition of 12 large commercial and industrial customers since the beginning of 2011 and one-percent growth in commercial and industrial customers in Florida. New mainline transportation services were initiated by Eastern Shore in 2011 and 2012 in response to increased demand for natural gas service on the Delmarva Peninsula by both the Company’s Delmarva natural gas distribution operation and other unaffiliated customers directly connected to the transmission system. The following information highlights the key natural gas growth initiatives:

•

Lewes, Delaware – The Delmarva natural gas distribution operation commenced service to two industrial customers in December 2011. In response to this distribution expansion, Eastern Shore increased its mainline transportation service by 3,250 dekatherms (“Dts”) per day in November 2011. These new distribution and transportation services generated over $376,000 in additional gross margin in the first quarter of 2012 and are expected to generate an additional $949,000 in gross margin during the remainder of 2012. The Delmarva natural gas distribution operation is currently pursuing other opportunities to provide natural gas service to residential and other commercial and industrial customers in the Lewes area.

•

Worcester County, Maryland – In August 2011, the Delmarva natural gas distribution operation entered into a new agreement to provide natural gas service to an existing industrial customer at two of its facilities located in southern Delaware. These facilities are in close proximity to Eastern Shore’s transportation mainline that is being constructed to bring natural gas service to Worcester County, Maryland. Distribution service to one of the facilities commenced in late March 2012, and service to the other facility is expected to commence in the second quarter of 2012. These new distribution services are expected to generate estimated annual gross margin equivalent to 415 residential customers. In response to the increased demand in southern Delaware, Eastern Shore increased its transportation service by 650 Dts per day in March 2012. Eastern Shore is currently further expanding its mainline capacity in response to future demand in Worcester County, Maryland. Once the expansion is complete in the second and third quarters of 2012, Eastern Shore is expected to commence additional transportation service for 2,350 Dts per day. These two new distribution and additional transportation services are expected to generate approximately $611,000 of additional gross margin in 2012 and estimated annual gross margin of $991,000 thereafter.

•

Nassau County, Florida – In April 2012, the Florida PSC approved the firm transportation agreement between the Company’s Florida intrastate pipeline subsidiary, Peninsula Pipeline Company, Inc. (“Peninsula Pipeline”), and Florida Public Utilities Company (“FPU”). Under the firm transportation agreement, Peninsula Pipeline will provide natural gas transportation service to support FPU’s expansion of natural gas distribution service in Nassau County, Florida. Peninsula Pipeline began this service in April 2012 and is expected to generate estimated annual gross margin of $2.1 million, $1.5 million of which is expected to be recorded in 2012.

•

Cecil County, Maryland – In November 2011, the Maryland Public Service Commission (“Maryland PSC”) approved a franchise executed between the Company’s Maryland natural gas distribution division and the Board of County Commissioners of Cecil County, Maryland. The Delmarva natural gas distribution operation is expected to begin natural gas service in Cecil County in the latter half of 2012. In response to this anticipated natural gas expansion in Cecil County, Eastern Shore has undertaken a mainline expansion to provide additional transportation service of 4,070 Dts per day. The expansion will generate estimated annual gross margin of $882,000. Transportation service is expected to begin in September 2012 and generate $294,000 in gross margin in 2012.

•

Service to an electric generation plant in Dover, Delaware — On December 22, 2011, Eastern Shore entered into a Precedent Agreement with NRG Energy Center Dover LLC (“NRG”) to provide firm natural gas transportation service to NRG’s electric power generation plant in Dover, Delaware. Eastern Shore has previously provided interruptible service to NRG at this plant. To provide the firm service, Eastern Shore will construct new facilities at an estimated cost of $12.5 million to $15.0 million. The Precedent Agreement provides that upon satisfying certain conditions, Eastern Shore and NRG will sign a 15-year firm transportation service agreement for a maximum daily quantity of 13,440 Dts per day. This service is projected to commence in May 2013 and generate estimated annual gross margin of $2.4 to $2.8 million. If the necessary facilities are not operational on or before December 31, 2013, or if Eastern Shore is not able to provide the firm transportation service by utilizing other capacity, either Eastern Shore or NRG may terminate both the Precedent Agreement and the firm transportation service agreement. Eastern Shore and NRG are proceeding with obtaining the necessary governmental and regulatory approvals associated with this service.

Recovery of Acquisition Premium and Merger-related Costs

In January 2012, the Florida PSC issued an order approving the recovery of $34.2 million in acquisition adjustment and $2.2 million in merger-related costs in connection with the Company’s acquisition of FPU in 2009. The inclusion of the acquisition adjustment and merger-related costs in the Company’s rate base and the recovery of these assets through amortization expense will increase the Company’s earnings and cash flows above what it would have been able to achieve absent the regulatory approval. The acquisition adjustment and merger-related costs are amortized over 30 years and five years, respectively, beginning in November 2009. Based upon the effective date and outcome of the order, the Company recorded the amortization as an expense beginning in 2012, which resulted in an increase in amortization expense of $588,000 in the first quarter of 2012. The Company expects to record $2.4 million ($1.4 million, net of tax) in amortization expense in 2012 and 2013, $2.3 million ($1.4 million, net of tax) in 2014 and $1.8 million ($1.1 million, net of tax) annually thereafter until 2039 related to these assets.

A more detailed discussion and analysis of the Company’s results for each segment are provided in the following pages.

Comparative results for the quarters ended March 31, 2012 and 2011

Regulated Energy

Operating income for the regulated energy segment for the first quarter of 2012 was $14.8 million, a decrease of $1.4 million, or nine percent, compared to 2011. The decline in operating income reflected a decrease in gross margin of $256,000 and an increase in other operating expenses of $1.2 million. Items contributing to the period-over-period decrease in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended March 31, 2011	$36,880

Factors contributing to the gross margin decrease for the three months ended March 31, 2012:
Decreased customer consumption, due primarily to weather	(1,782)
Net customer growth in distribution operations	562
New transportation services	553
Other	411

Gross margin for the three months ended March 31, 2012	$36,624

•

Customer consumption of natural gas and electricity decreased, both on the Delmarva Peninsula and in Florida during the first quarter of 2012, compared to the same quarter in 2011. The Company estimates that significantly warmer weather during the current quarter resulted in a quarter-over-quarter decrease of approximately $1.5 million in gross margin. Measured against normal heating degree-days (10-year historical average) in 2012, the Company estimates that weather reduced gross margin of the regulated energy segment by approximately $1.5 million in the first quarter of 2012.

An additional decline in energy consumption by certain customers beyond the weather impact in the first quarter of 2012, compared to the same quarter in 2011, resulted in a further decrease in gross margin of $223,000.

•

Eastern Shore generated $343,000 in additional gross margin as a result of two additional transportation service agreements with an existing industrial customer; one for the period from May 2011 to April 2021 for an additional 3,405 Dts per day and the second for the period from November 2011 to October 2012 for an additional 9,514 Dts per day. These new services are the result of an expansion at this customer’s industrial facility. The service associated with the 10-year contract generated $90,000 of gross margin in the first quarter of 2012 and is expected to generate additional gross margin of $28,000 over last year in the remainder of 2012. The service associated with the one-year contract generated $253,000 in the first quarter of 2012 and is expected to generate additional gross margin of $589,000 over last year during the remainder of 2012.

Also generating additional gross margin of $249,000 were other transportation services that commenced in November 2011 and March 2012, as a result of Eastern Shore’s system expansion projects. The new system expansion projects are primarily a result of the growth in the Company’s Delmarva natural gas distribution operation with new services added in Lewes and southern Delaware and eventually in Worcester County, Maryland, as previously discussed in the Financial Summary Highlights section. These expansions added 3,900 Dts per day of capacity and are expected to generate additional gross margin of $841,000 in the remainder of 2012.

•

The Delmarva natural gas distribution operation generated $446,000 in additional gross margin due to net customer growth. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $305,000 in the first quarter of 2012, due primarily to the addition of 12 large commercial and industrial customers since the beginning of 2011. These 12 customers are expected to generate gross margin of approximately $1.4 million in 2012, compared to $430,000 recorded in 2011. Included in these 12 customers are two industrial customers in Lewes, Delaware and one of the two industrial facilities in southern Delaware (part of the Worcester County expansion) discussed in the Financial Summary Highlights section, which are expected to generate total gross margin of $444, 000 in 2012. Two-percent growth in residential customers generated an additional $141,000 in gross margin for the Delmarva natural gas distribution operation.

The Florida natural gas distribution operations generated $116,000 of additional gross margin, primarily as a result of a one-percent growth in commercial and industrial customers.

•

Other factors affecting gross margin in the first quarter of 2012 were: $277,000 in additional gross margin generated by Eastern Shore as a result of new rates implemented, effective July 2011, pursuant to its rate case settlement; $206,000 in additional gross margin generated by Eastern Shore due to higher interruptible sales; and $72,000 in lower gross margin from decreased fees and other revenues.

Other operating expenses for the regulated energy segment increased by $1.2 million for 2012 due largely to the following factors:

•	$588,000 in increased amortization expense associated with FPU’s recovery of the acquisition adjustment and merger-related costs;

•	$243,000 in increased legal costs associated with an electric franchise dispute; and

•	$137,000 in higher depreciation expense and asset removal costs associated with capital investments.

Unregulated Energy

Operating income for the unregulated energy segment for the quarter ended March 31, 2012 was $5.2 million, representing a decrease of $3.4 million, or 40 percent, compared to the same quarter in 2011. A decrease in gross margin of $3.8 million, partially offset by a decrease in operating expenses of $395,000, resulted in decreased operating income. Items contributing to the quarter-over-quarter decrease in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended March 31, 2011	$15,995

Factors contributing to the gross margin decrease for the three months ended March 31, 2012:
Volume decrease—weather and other	(3,216)
Increase in retail margins per gallon	630
Gain from litigation settlement—recorded in 2011	(575)
Propane wholesale marketing	(536)
Miscellaneous fees and other	(148)
Natural gas marketing	13

Gross margin for the three months ended March 31, 2012	$12,163

•

Unseasonably warm weather resulted in decreased gross margin of $2.5 million during the first quarter of 2012, compared to the same quarter in 2011. Average temperatures (as measured by heating degree days) were 23 percent warmer than the same quarter in 2011, and 21 percent warmer than normal. Propane deliveries to certain customers decreased beyond the weather impact in the first quarter of 2012, compared to the same quarter in 2011, resulting in a further quarter-over-quarter reduction in gross margin of $587,000. The timing of propane bulk deliveries to commercial and industrial customers, conservation and other factors contributed to this decline. Lower wholesale propane sales also decreased gross margin by $135,000.

•

The propane distribution operations generated additional gross margin of $630,000 due to higher margins per gallon in the first quarter of 2012, compared to the same period in 2011. Most of the increase came from Florida as the Company continues to adjust retail pricing in response to local market conditions.

•

The absence of $575,000 in gross margin recorded in 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major propane supplier is reflected as a quarter-over-quarter decrease in gross margin during the period.

•

Xeron’s gross margin decreased by $536,000 in the first quarter of 2012, compared to the same quarter in 2011, as a result of a 34-percent decrease in trading activity. High price volatility in the wholesale propane market during the first quarter of 2011 resulted in higher-than-usual trading volume and profitability for Xeron. Lower price volatility during the first quarter of 2012, coupled with lower wholesale propane demand, due partially to warmer weather, reduced Xeron’s trading volume and gross margin.

•

The Florida propane distribution operation added 1,180 new customers as a result of the purchases of certain propane operating assets in December 2011 and February 2012. These customers generated additional gross margin of $98,000 in the first quarter of 2012. This increase was mostly offset by a decline in the number of existing customers.

•	The decrease in miscellaneous fees and other is due primarily to lower gross margin of $89,000 from merchandise sales in Florida.

•	Gross margin from the Company’s natural gas marketing subsidiary remained substantially unchanged in the first quarter of 2012, compared to 2011.

Other operating expenses for the unregulated energy segment decreased by $395,000 in the quarter ended March 31, 2012, largely due to decreased incentive compensation of $422,000 resulting from lower operating results and vacant positions, and lower payroll costs of $144,000 related to reduced seasonal, temporary and overtime costs in our Delmarva operation. These decreases were partially offset by increased payroll and benefit costs of $95,000 in the Florida propane operation resulting from resources added to serve new territories.

Other

Operating income for the other segment for the quarter ended March 31, 2012 was $121,000, an increase of $106,000 from operating income of $15,000 for the same period in 2011. The increase in operating income was attributable to higher operating income from BravePoint.

BravePoint, which reported operating income of $8,000 in the first quarter of 2012, compared to an operating loss of $95,000 in 2011, generated increased gross margin of $437,000 as a result of an increase in consulting activities. This increase in gross margin was partially offset by $334,000 of increased operating expenses as a result of resources added to support consulting engagements. BravePoint continues to generate profits from its consulting, application programming and database services and recently executed an agreement to provide Business Intelligence solutions to a large customer, which may potentially generate revenue in excess of $1 million.

BravePoint continues to market its new products, ProfitZoom™ and Application Evolution™. BravePoint generated $293,000 in revenue from the sale of those two products and related services during the first quarter of 2012. To date, BravePoint has successfully implemented ProfitZoom™ for four customers in the fire suppression industry, and two additional customers have executed sales contracts with implementations scheduled in 2012. Application Evolution™ is being marketed to customers both in the fire suppression industry and other unrelated businesses. Ten customers are currently utilizing this product, and one additional contract has been executed for implementation of this product in 2012. These new contracts are expected to generate $546,000 in additional revenue in the remainder of 2012. Several other sales proposals are under consideration by other potential customers.

Interest Expense

Total interest expense for the quarter ended March 31, 2012 increased by approximately $141,000, or seven percent, compared to the same quarter in 2011. The increase in interest expense is attributable primarily to an increase of $299,000 related to the $29 million long-term debt issuance of 5.68 percent unsecured senior notes on June 23, 2011, which were previously financed by Chesapeake’s short-term loan credit facilities. Offsetting this increase was a decrease of $169,000 in other long-term interest expense as scheduled repayments decreased the outstanding principal balance.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

For the Periods Ended March 31, 2012 and 2011

(in thousands, except shares and per share data)

	First Quarter
	2012	2011
Operating Revenues
Regulated Energy	$72,296	$84,870
Unregulated Energy	44,887	58,750
Other	3,731	2,977

Total Operating Revenues	120,914	146,597

Operating Expenses
Regulated energy cost of sales	35,672	47,990
Unregulated energy and other cost of sales	34,593	44,289
Operations	19,955	19,837
Maintenance	1,976	1,702
Depreciation and amortization	5,761	5,021
Other taxes	2,884	2,919

Total operating expenses	100,841	121,758

Operating Income	20,073	24,839

Other income, net of other expenses	196	22

Interest charges	2,291	2,150

Income Before Income Taxes	17,978	22,711

Income taxes	7,251	8,964

Net Income	$10,727	$13,747

Weighted Average Shares Outstanding:
Basic	9,571,270	9,535,381
Diluted	9,666,885	9,633,796

Earnings Per Share of Common Stock:
Basic	$1.12	$1.44
Diluted	$1.11	$1.43

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2012				For the Three Months Ended March 31, 2011
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$19,277	$1,262	$6,816	$9,080	$24,064	$1,322	$7,554	$12,902
Commercial	8,110	1,059	9,255	8,364	13,048	1,009	10,263	9,953
Industrial	1,512	1,277	2,476	1,656	1,356	1,204	2,579	1,805
Other (1)	(1,069)	699	(2,549)	(376)	(2,310)	617	(1,617)	(2,702)

Total Operating Revenues	$27,830	$4,297	$15,998	$18,724	$36,158	$4,152	$18,779	$21,958

Volume (in Dts/MWHs)
Residential	1,294,030	116,679	424,127	63,829	1,723,094	136,346	502,407	87,373
Commercial	1,092,331	362,325	846,834	62,242	1,434,018	358,997	958,552	73,898
Industrial	972,415	4,181,906	777,517	13,160	825,631	3,995,776	800,610	15,670
Other	8,449	—	(47,609)	5,239	11,780	—	(100,911)	(12,227)

Total	3,367,225	4,660,910	2,000,869	144,470	3,994,523	4,491,119	2,160,658	164,714

Average Customers
Residential	50,174	13,843	48,409	23,615	49,311	13,689	47,857	23,589
Commercial	5,323	1,246	4,578	7,384	5,309	1,162	4,527	7,380
Industrial	102	57	720	2	96	61	665	2
Other	4	—	1	—	6	—	—	—

Total	55,603	15,146	53,708	31,001	54,722	14,912	53,049	30,971

(1)

Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2012	December 31, 2011
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$535,978	$528,790
Unregulated energy	68,081	67,327
Other	18,086	19,988

Total property, plant and equipment	622,145	616,105
Less: Accumulated depreciation and amortization	(141,189)	(137,784)
Plus: Construction work in progress	16,407	9,383

Net property, plant and equipment	497,363	487,704

Current Assets
Cash and cash equivalents	2,047	2,637
Accounts receivable (less allowance for uncollectible accounts of $1,049 and $1,090, respectively)	68,975	76,605
Accrued revenue	8,290	10,403
Propane inventory, at average cost	7,344	9,726
Other inventory, at average cost	3,009	4,785
Regulatory assets	1,166	1,846
Storage gas prepayments	1,724	5,003
Income taxes receivable	5,601	6,998
Deferred income taxes	1,202	2,712
Prepaid expenses	3,511	5,072
Mark-to-market energy assets	261	1,754
Other current assets	219	219

Total current assets	103,349	127,760

Deferred Charges and Other Assets
Goodwill	4,090	4,090
Other intangible assets, net	3,044	3,127
Investments, at fair value	4,264	3,918
Regulatory assets	77,958	79,256
Receivables and other deferred charges	3,059	3,211

Total deferred charges and other assets	92,415	93,602

Total Assets	$693,127	$709,066

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2012	December 31, 2011
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,661	$4,656
Additional paid-in capital	149,252	149,403
Retained earnings	98,691	91,248
Accumulated other comprehensive loss	(4,460)	(4,527)
Deferred compensation obligation	828	817
Treasury stock	(828)	(817)

Total stockholders’ equity	248,144	240,780
Long-term debt, net of current maturities	110,236	110,285

Total capitalization	358,380	351,065

Current Liabilities
Current portion of long-term debt	8,196	8,196
Short-term borrowing	15,656	34,707
Accounts payable	48,721	55,581
Customer deposits and refunds	30,509	30,918
Accrued interest	2,927	1,637
Dividends payable	3,304	3,300
Accrued compensation	4,610	6,932
Regulatory liabilities	7,427	6,653
Mark-to-market energy liabilities	131	1,496
Other accrued liabilities	8,381	8,079

Total current liabilities	129,862	157,499

Deferred Credits and Other Liabilities
Deferred income taxes	119,532	115,624
Deferred investment tax credits	156	171
Regulatory liabilities	3,773	3,564
Environmental liabilities	9,437	9,492
Other pension and benefit costs	26,306	26,808
Accrued asset removal cost—Regulatory liability	37,013	36,584
Other liabilities	8,668	8,259

Total deferred credits and other liabilities	204,885	200,502

Total Capitalization and Liabilities	$693,127	$709,066